Exhibit 10.28
Gaylord Entertainment Company (the “Company”)
Summary of Director and Executive Officer Compensation
I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers	2008
Board retainer	$50,000
Audit chair retainer	$20,000
Audit member retainer	$10,000
Human Resources/Nominating and Corporate Governance chair retainer.	$12,500
Human Resources/Nominating and Corporate Governance member retainer	$7,500
In addition, each director receives a fee of $1,500 for attending each meeting of the Board of Directors. Pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer these fees into this plan until their retirement or resignation from the Board of Directors. Upon election to the Board of Directors, non-employee directors also receive a one-time grant of 3,000 restricted stock units under the 2006 Omnibus Incentive Plan, which vest on the first anniversary of the date of grant. In addition, each non-management director receives an annual grant of 1,500 restricted stock units under the 2006 Omnibus Incentive Plan, which vest on the first anniversary of the date of grant. All directors are reimbursed for expenses incurred in attending meetings.
II. Executive Officer Compensation. The following table sets forth the 2008 annual base salaries and the fiscal 2007 performance bonuses provided to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers named in the Company’s proxy statement which was filed in connection with the 2007 annual meeting of stockholders (the “Named Executive Officers”).

		Fiscal 2007
Executive Officer	2008 Salary	Bonus Amount
Colin V. Reed	$910,000	$1,060,266
David C. Kloeppel	$575,000	$485,021
John Caparella	$500,000	$314,461
Mark Fioravanti	$260,000	$180,063
Carter R. Todd	$290,000	$173,459
The above-described Fiscal 2007 Bonus Amounts for each of the Named Executive Officers were paid pursuant to the Company’s cash bonus program under the Company’s 2006 Omnibus Incentive Plan.

The following table sets forth the 2008 bonus targets as a percentage of 2008 base salary set for the Company’s Named Executive Officers.

Fiscal 2008
Executive Officer	Bonus Target
Colin V. Reed	100%
David C. Kloeppel	75%
John Caparella	75%
Mark Fioravanti	50%
Carter R. Todd	50%
The Fiscal 2008 bonuses will be determined based upon the achievement of certain goals and Company performance criteria, and if earned, will also be paid pursuant to the Company’s cash bonus program under the Company’s 2006 Omnibus Incentive Plan.
The Named Executive Officers also receive long-term incentive awards pursuant to the Company’s stockholder-approved equity incentive plans.
III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2008 annual meeting of stockholders.